EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

April 26, 2005

FOR RELEASE: Immediately

CTS ANNOUNCES FIRST QUARTER RESULTS
MAINTAINS SALES AND EARNINGS GUIDANCE FOR 2005

Elkhart, IN ... CTS Corporation (NYSE:CTS) today announced first quarter 2005 revenues of $155.3 million, a 27% increase over the first quarter of 2004. First quarter sales included $23.2 million from SMTEK, which CTS acquired on January 31, 2005. Diluted earnings per share were $0.09, compared to $0.07 in the first quarter of 2004.

The Company reported revenue growth of 55% in its electronics manufacturing services (EMS) business segment compared to last year’s first quarter. Excluding SMTEK, EMS sales increased 16%, primarily due to stronger sales to the computer industry.

The Company had year-over-year revenue growth of 1% in its components and sensors business segment, as strong new product sales in automotive sensors were largely offset by lower sales into the mobile communications industry.

“Strong demand for our new automotive products and EMS were big drivers for first quarter sales growth. We are also delighted with the results we are achieving from SMTEK, as it has demonstrably enhanced our competitiveness in the EMS arena,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer.

Based on the first quarter results and our outlook for the balance of the year, the Company is maintaining its full-year 2005 guidance, including revenue growth of 30% - 35% over 2004 and earnings per share in the $0.65 to $0.72 range. This estimate includes a negative adjustment of approximately $0.05 per share in conformance with the new accounting rules for contingently convertible debt. Note that this guidance reflects an estimated $0.02 per share favorable impact from the delayed implementation of the new accounting rules for expensing of stock options, partially offset by higher product launch costs incurred in the first quarter.

General Comments:

•

The Company incurred $1.3 million in higher severance-related costs in the first quarter of 2005 versus first quarter of last year. Severance costs were primarily related to organizational consolidation intended to improve operational efficiencies.

•	The Company generated $10.9 million of positive net operating cash flow in the first quarter of 2005, compared to a negative net operating cash flow of $6.7 million in the same period last year.

•	Capital expenditures of $3.0 million were 1.9% of sales in the first quarter 2005. The Company expects full-year 2005 capital expenditures to be about $25 million.

•

Total debt of $137.8 million increased $40.4 million from year-end, primarily to fund the SMTEK acquisition. Cash balances of $58.2 million decreased $2.8 million from year-end. Most of the cash balances are in foreign jurisdictions and are being considered for repatriation under the American Jobs Creation Act of 2004 at lower tax rates.

FIRST QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	First Quarter 2005		First Quarter 2004		Fourth Quarter 2004

		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$64.2	$3.6	$63.5	$3.0	$66.0	$6.9
Electronics Manufacturing Services (EMS)	91.1	2.1	58.6	1.9	76.5	2.8

Total	$155.3	$5.7	$122.1	$4.9	$142.5	$9.7

Components & Sensors:     Components and sensors sales increased $0.7 million, or 1%, over the first quarter of 2004. Strong new automotive product sales were partially offset by lower sales in mobile communications. Segment operating earnings increased on slightly higher sales, ongoing cost improvement initiatives and changes in the allocation of certain factory costs to the EMS segment due to establishment of their new operations in shared Singapore facilities, partially offset by higher severance-related costs.

The first quarter components and sensors sales decreased from the fourth quarter of 2004 by $1.8 million, or 3%, reflecting seasonal factors. The segment operating earnings were below fourth quarter 2004 levels, primarily due to lower sales, reduced pension income and higher severance-related costs.

EMS:     EMS first quarter 2005 sales increased by $32.5 million, or 55%, over the first quarter of 2004. These results include two months of sales from SMTEK. Excluding SMTEK, EMS sales increased $9.4 million or 16%, primarily as a result of demand increases from the computer markets. Total segment operating earnings increased $0.2 million. Favorable impact of higher sales was partially offset by incurring shared Singapore factory costs between segments as discussed earlier, certain product launch related expenses and lower absorption of factory overhead costs due to reductions in inventory levels.

Compared to the fourth quarter of 2004, EMS segment sales increased by $14.7 million, or 19%. Excluding SMTEK, sales decreased $8.5 million, or 11%, due to seasonal factors. Total EMS segment operating earnings decreased $0.7 million primarily due to certain product launch related expenses, currency exchange and unfavorable product mix, offset in part by higher volumes.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, April 27, 2005 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-762-6067 (480-629-9566, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on April 27, 2005, through 11:59 p.m. EDT on May 4, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 778924. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), CompuServe (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer and communications markets. CTS manufactures products in North America, Europe and Asia. CTS’ stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the business and strategic benefits of the SMTEK acquisition, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS’ business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended

	April 3, 2005	March 28, 2004

Net sales	$155,330	$122,147
Costs and expenses:
Cost of goods sold	127,115	97,538
Selling, general and administrative expenses	17,757	14,816
Research and development expenses	4,787	4,884

Operating earnings	5,671	4,909
Other expenses (income):
Interest expense	1,717	1,533
Other	(445)	16

Total other expenses	1,272	1,549

Earnings before income taxes	4,399	3,360
Income tax expense	1,012	840

Net earnings	$3,387	$2,520

Net earnings per share

Basic	$0.09	$0.07

Diluted	$0.09	$0.07

Cash dividends declared per share	$0.03	$0.03

Average common shares outstanding:
Basic	36,398	35,957
Diluted	40,979	36,243

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	April 3, 2005	December 31, 2004*

Cash and cash equivalents	$58,237	$61,005
Accounts receivable, net	97,535	84,112
Inventories, net	57,124	42,734
Other current assets	19,419	16,295

Total current assets	232,315	204,146

Property, plant and equipment, net	115,675	112,495
Other assets	246,651	205,536

Total Assets	$594,641	$522,177

Notes payable and current portion of long-term debt	$3,954	$3,311
Accounts payable	72,731	55,614
Other accrued liabilities	44,494	44,036

Total current liabilities	121,179	102,961

Long-term debt	133,861	94,150
Other liabilities	15,255	14,362
Shareholders’ equity	324,346	310,704

Total Liabilities and Shareholders’ Equity	$594,641	$522,177

*The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION
(In thousands of dollars)

The following table summarizes net sales excluding SMTEK for the EMS business segment:

	Quarter ending

			Percentage
	April 3, 2005	March 28, 2004	Growth

Net sales to external customers for the EMS business segment	$91,166	$58,628	55%
Net sales of SMTEK subsequent to the January 31, 2005 acquisition	(23,180)

Net sales excluding SMTEK for the EMS business segment	$67,986	$58,628	16%

	Quarter ending

			Percentage
	April 3, 2005	December 31, 2004	Growth

Net sales to external customers for the EMS business segment	$91,166	$76,457	19%
Net sales of SMTEK subsequent to the January 31, 2005 acquisition	(23,180)

Net sales excluding SMTEK for the EMS business segment	$67,986	$76,457	(11)%

Net sales excluding SMTEK for the EMS business segment is a non-GAAP financial measure which CTS defines as total net sales to external customers for the EMS business segment less the net sales of SMTEK subsequent to the January 31, 2005 acquisition. The most directly comparable GAAP financial measure is net sales to external customers for the EMS business segment. Management believes net sales excluding SMTEK for the EMS business segment provides useful information to investors so that comparisons to prior periods are meaningful. Management intends to use net sales excluding SMTEK for the EMS business segment as one measure to monitor and evaluate performance for the next few quarters.